FORM OF AMENDMENT TO

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

This Amendment (the “Amendment”) dated July     , 2017 is effective as of June 30, 2017 by and between TWEEDY, BROWNE FUND INC. (the “Fund”) and BNY MELLON INVESTMENT SERVICING (US) INC. (“BNY Mellon”).

BACKGROUND:

A.

The Fund and The Boston Company Advisors, Inc. entered into the Amended and Restated Administration Agreement dated as of December 8, 1993, which agreement was assigned to BNY Mellon (formerly, PNC Global Investment Servicing (U.S.) Inc. and prior, PFPC Inc.) (as amended or supplemented, the “Agreement”).

B.	The parties desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.            The parties hereby agree and acknowledge that as of June 30, 2017 (“Date of Assignment”), the Agreement, and any and all service schedules, fee schedules or other documentation related thereto, shall be novated in their entirety so that BNY Mellon Investment Servicing (US) Inc. is replaced as a party thereunder with The Bank of New York Mellon. As of the Date of Assignment, for all intents and purposes, The Bank of New York Mellon shall be party to the Agreement and any and all service schedules, fee schedules or other documentation and all rights, responsibilities and obligations of BNY Mellon Investment Servicing (US) Inc. thereunder shall be those of The Bank of New York Mellon. The Bank of New York Mellon hereby agrees that it shall accept and assume all of BNY Mellon Investment Servicing (US) Inc.’s rights, responsibilities and obligations under the Agreement, and the Fund hereby agrees that all of its rights, responsibilities and obligations under the Agreement as of the Date of Assignment shall flow to The Bank of New York Mellon. Without limiting the generality of the foregoing, The Bank of New York Mellon agrees to perform and satisfy its obligations, duties and liabilities under the Agreement and to be bound by all the terms and conditions of the Agreement in every way as if it were named in the Agreement as a party in the place of BNY Mellon Investment Servicing (US) Inc., and that the Fund shall have the right to enforce the Agreement and pursue all claims and demands, future or existing, arising out of or in respect of the Agreement whether arising prior to, or subsequent to the Date of Assignment with The Bank of New York Mellon.

2.	Miscellaneous.

(a)	Except as explicitly amended by this Amendment, the terms and provisions of the Agreement are ratified, declared and remain in full force and effect.

(b)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	The governing law of the Agreement shall be the governing law of this Amendment.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized representatives designated below as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

TWEEDY, BROWNE FUND INC.

By:
Name:
Title: